Exhibit 10.7

AMENDMENT NO. 1 TO CREDIT AGREEMENT,

AMENDMENT TO INTCOMEX SUBORDINATION AGREEMENT

AND

WAIVER RE INTCOMEX SUBORDINATED INDEBTEDNESS

This Amendment No. 1 to Credit Agreement, Amendment No. 1 to Intcomex Subordination Agreement and Waiver re Intcomex Subordinated Indebtedness (“Amendment and Waiver”) executed as of November 2, 2006 by and among Software Brokers of America, Inc., a Florida corporation (“Company”), Comerica Bank, a Michigan banking corporation (“Bank”) and Intcomex, Inc. (“Intcomex”).

RECITALS:

A. Company and Bank entered into that certain Credit Agreement dated August 25, 2005 (“Agreement”).

B. Intcomex executed that certain Subordination Agreement dated August 25, 2005 in favor of Bank (“Intcomex Subordination Agreement”).

C. Company and Bank desire to amend the Agreement and Company, Intcomex and Bank desire to amend the Intcomex Subordination Agreement as set forth below

D. Company and Intcomex have asked Bank to waive defaults that exists as a result of the payment of Subordinated Debt under the Intcomex Subordination Agreement and Bank has agreed to do so subject to the terms of this Amendment and Waiver.

NOW, THEREFORE, Company and Bank agree as follows:

1. Under the terms of the Subordination Agreement, Intcomex stated that Company was indebted to Intcomex in the principal amount of $67,092,116.56 evidenced by a promissory note dated August 25, 2005 made in the principal amount of $67,092,116.56 by Company payable to Intcomex. Company has advised Bank that (i) contemporaneously with the execution of the Intcomex Subordination Agreement, Intcomex offset $35,214,449.81, of the indebtedness of Company to Intcomex against a $35,214,449.81 receivable owing by Intcomex to Company, (“Intcomex Sub Debt Offset”) in violation of the terms of the Intcomex Subordination Agreement and (ii) after execution of the Intcomex Subordination Agreement, Company repaid $12,533,333.34 of Subordinated Debt to Intcomex Inc. (“Intcomex Sub Debt Payment”) in violation of the terms of the Agreement and the Intcomex Subordination Agreement (the Intcomex Sub Debt Offset and the Intcomex Sub Debt Payment referred to herein as the “Covenant Violations”). As of the date hereof, after giving effect to the Intcomex Sub Debt Offset and the Intcomex Sub Debt Payment, the principal amount of Subordinated Indebtedness owing to Intcomex is $22,608,517.00.

At the request of Company and Intcomex, and subject to the terms and conditions of this Amendment, Bank hereby waives the Defaults or Events of Default which exist, or existed prior to the date hereof, under the Agreement and the Intcomex Subordination Agreement as a result of the Covenant Violations and consents to the Intcomex Sub Debt Offset and the Intcomex Sub Debt Payment. The waiver set forth herein shall not extend to any other Default or Event of Default or affect any obligation, covenant or agreement expressly waived hereby. The consent is limited to the Intcomex Sub Debt Offset and the Intcomex Sub Debt Payment and shall not be deemed (i) to be a consent to any other matter, or (ii) to amend or alter in any respect the terms and conditions of the Agreement or the Intcomex Subordination Agreement.

Except to the extent permitted under the Intcomex Subordination Agreement as modified hereby, Company agrees that it will not make any further payments on or on account of the Subordinated Indebtedness (as defined in the Intcomex Subordination Agreement ) without the Bank’s prior written consent. Except to the extent permitted under the Intcomex Subordination Agreement as modified hereby, Intcomex agrees that it will not ask for, demand, sue for, take or receive (by way of voluntary payment, acceleration, set-off or counterclaim, foreclosure or other realization on security, dividends in bankruptcy or otherwise), or offer to make any discharge or release of, any of the Subordinated Indebtedness without the Bank’s prior written consent.

2. Amendments to Agreement

2.1 The definition of “Borrowing Base” set forth in the Agreement is amended to read as follows:

“‘Borrowing Base’ shall mean, as of any date of determination, an amount equal to the sum of (i) eighty-five percent (85%) of Eligible Accounts, plus (ii) the Applicable Percentage of the amount equal to ninety percent (90%) of Eligible Insured Foreign Accounts, plus (iii) the lesser of (A) the Applicable Inventory Advance Percentage of the amount equal to the sum of (1) Eligible Inventory plus (2) the aggregate undrawn face amount of outstanding Eligible Commercial Letters of Credit, and (B) $12,500,000. In no case may the Borrowing Base include reliance on account of both the Eligible Inventory purchased with an Eligible Commercial Letter of Credit and the Eligible Commercial Letter of Credit”.

2.2 The definition of “Revolving Credit Maturity Date” set forth in Section 1 of the Agreement is amended to read as follows:

“‘Revolving Credit Maturity Date’ shall mean the earlier of (i) August 25, 2009 or (ii) the date on which the Revolving Commitment shall terminate in accordance with the provisions of this Agreement.”

2.3 The definition of “Tangible Effective Net Worth” set forth in Section 1 of the Agreement is amended to read as follows:

“‘Tangible Effective Net Worth’ shall mean, as of any date of determination, (i) the net book value of the assets of Company at such date (excluding all amounts owing to Company by officers, directors, shareholders and other Affiliates (other than Included Affiliate Trade Receivables, which shall be included for purposes of calculating such book value) and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Company at such date, after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), minus (ii) the sum of the total Debt as of such date minus all Subordinated Debt as of such date, all as determined in accordance with GAAP.”

2.4 The definitions of “Commercial Letters of Credit” and “Eligible Commercial Letters of Credit” are added to Section 1 of the Agreement to read as follows:

“Commercial Letters of Credit” means letters of credit issued by Bank for the account of Company as a payment device for the purchase of inventory by Company.

“Eligible Commercial Letters of Credit” are Commercial Letters of Credit for the purchase of inventory by Company which will meet the definition of Eligible Inventory at the time of, and with a dollar value equal to, the draw due for payment for such inventory under the Commercial Letter of Credit..”

2.5 Section 6.12 of the Agreement is amended to read as follows:

“6.12 Maintain as of the end of each fiscal quarter of Company, commencing with the fiscal quarter ending September 30, 2006, Tangible Effective Net Worth of not less than the following

Fiscal quarter ending:	Minimum Tangible Effective Net Worth:
September 30, 2006	$37,000,000
December 31, 2006	$37,000,000
March 31, 2007	$30,000,000
June 30, 2007	$30,000,000
September 30, 2007 and the last day of each fiscal quarter thereafter	$25,000,000

3. Amendment to Intcomex Subordination Agreement.

3.1 Section 20 is added to the Intcomex Subordination Agreement to read as follows:

20. Notwithstanding anything to the contrary in this Agreement, Creditor may ask for, demand, sue for, take or receive from Borrower regularly scheduled interest payments and the following principal payments on the above-referenced promissory note: (i) up to $7,100,000 in principal during January 2007, (ii) up to $7,050,000 in principal during

July 2007, (iii) up to $5,000,000 during August 2007, and (iv) the lesser of (A) $3,458,517 or (B) the principal balance outstanding under the Note during January 2008; provided, however, that Creditor may not ask for, demand, sue for, take or receive from Borrower any such interest or principal payments after Creditor receives written notice (“Default Notice”) by the Bank that a default or event of default exists or has occurred under any note(s), guaranty(ies), and/or agreement(s) between the Bank and the Borrower or that any loan(s) between Borrower and Bank has (have) been accelerated, or that demand has been made on any such loan which is on a demand basis. All such payments due Creditor under the Note must be suspended until such time (if ever) as Creditor receives subsequent written notice from the Bank stating that the default or event of default described in the Default Notice has (have) been cured or waived and/or the loan(s) has (have) been paid. By its acceptance hereof, Bank agrees to provide prompt written notice to Creditor when the default and/or event of default described in the Default Notice has (have) been cured or waived and/or the loans have been paid. By its acceptance hereof, the Bank agrees to give Borrower copies of the notices, but the Bank’s failure to do so shall not affect its rights under this Agreement or any other Agreement with Borrower. The Note may not be modified or prepaid or accelerated without the prior written consent of the Bank.”

4. The amendments and waiver contained herein shall be effective upon execution of this Amendment by Company, Intcomex and Bank and receipt by Bank of any other loan document listed on the Closing Agenda of even date herewith duly executed by the parties thereto.

5. Except as modified hereby, all of the terms and conditions of the Agreement and the Intcomex Subordination Agreement shall remain in full force and effect, the liability of the Company howsoever arising or provided for in the Agreement, as hereby modified or amended, is hereby reaffirmed and the liability of the Intcomex howsoever arising or provided for in the Intcomex Subordination Agreement, as hereby modified or amended, is hereby reaffirmed.

6. The Company hereby represents and warrants that, after giving effect to the amendments contained herein; (a) execution, delivery and performance of this Amendment and Waiver and any other documents and instruments required under this Amendment and Waiver or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and Waiver and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.5 and 5.7 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement), or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing as of the date hereof.

7. Each of Company and Intcomex hereby waives, discharges, and forever releases Bank and the Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns (collectively, the “Released Parties”), from and of (i) any and all claims, causes of action, allegations or assertions that Company and/or Intcomex has or may have had against any or all of the Released Parties arising under or in connection with the financial arrangements between Company and/or Intcomex under Agreement, the Intcomex Subordination Agreement and/or any of the other Loan Documents (as defined in the Credit Agreement) at any time up through and including the date of this Amendment and Waiver, and (ii) any and all other claims, causes of action, allegations or assertions that Company and/or Intcomex has or may have had against any or all of the Released Parties at any time up through and including the date of this Amendment and Waiver, and which are known to Company and/or Intcomex (collectively, the “Known Claims”), regardless if any such Known Claims arose as a result of Bank’s actions or omissions in connection with the financial arrangements between Company and/or Intcomex and Bank, any amendments, extensions, or modifications thereto, or Bank’s administration of those financial arrangements.

WITNESS the due execution hereof on the date and year first above written.

COMERICA BANK		SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Rocio de Ojeda	By:	/s/ Michael Shalom
Michael Shalom
Its:	Assistant Vice President	Its:	Vice President

INTCOMEX, INC.

By:	/s/ Michael Shalom
Michael Shalom
Its:	President

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